EXHIBIT H

                             AMENDMENT TO AGREEMENT

         THIS AMENDMENT (the "Amendment") is made as of June 2, 2004, by and between Stelchi Holding Ltd., a Liberian corporation ("Stelchi"), and OMI Corporation, a company organized under the laws of the Republic of the Marshall Islands ("OMI"), to that certain Agreement dated as of May 16, 2004 by and between Stelchi and OMI (the "Agreement").

         WHEREAS, among other matters, the Agreement provides certain review and approval rights with respect to public announcements by either Stelchi or OMI regarding the subject matter of the Agreement; and

         WHEREAS, the parties wish to amend those provisions as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the other covenants and agreements contained in the Agreement, the parties agree as follows:

1. AMENDMENT TO SECTION 6.2. Stelchi and OMI hereby agree that Section 6.2 of the Agreement shall be deleted in its entirety and shall have no further force and effect.

2. COUNTERPARTS; FACSIMILE. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment may be executed and delivered by facsimile transmission, and a facsimile of this Amendment or of a signature of a party will be effective as an original.

         IN WITNESS WHEREOF, this Amendment to the Agreement is executed and delivered by the parties as of the date first above written.



STELCHI HOLDING LTD.                          OMI CORPORATION



By: /s/ George Karageorgiou                   By: /s/ Robert Bugbee
    ------------------------                      -----------------
Name:  George Karageorgiou                    Name:  Robert Bugbee
Title: Director                               Title: President and Chief
                                                     Operating Officer